Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media contact: Nicole Canning +1.215.299.5916
Nicole.Canning@fmc.com
Investor Contact: Zack Zaki +1.215.299.5899
zack.zaki@fmc.com

FMC Corporation announces third quarter results and confirms full-year outlook
Third quarter results significantly impacted by lower sales in Latin America, channel destocking in all regions

Third Quarter 2023 Highlights
•Revenue of $982 million, a decrease of 29 percent versus Q3 2022 and down 29 percent organically1
•Consolidated GAAP net loss of $4 million, down 103 percent versus Q3 2022
•Adjusted EBITDA of $175 million, down 33 percent versus Q3 2022
•Consolidated GAAP loss of $0.03 per diluted share, down 103 percent versus Q3 2022
•Adjusted earnings per diluted share of $0.44, down 64 percent versus Q3 2022
Full-Year Outlook2
•Revenue of $4.48 billion to $4.72 billion, reflecting 21 percent decline at the midpoint versus 2022
•Adjusted EBITDA of $0.97 billion to $1.03 billion, reflecting 29 percent decline at the midpoint versus 2022
•Lowers adjusted earnings per diluted share outlook to $3.57 to $4.13, reflecting 48 percent decrease at the midpoint versus 2022
•Reduces free cash flow outlook to a range of negative $860 million to negative $640 million

PHILADELPHIA, October 30, 2023 – FMC Corporation (NYSE:FMC) today reported third quarter 2023 revenue of $982 million, a decrease of 29 percent versus third quarter 2022 and down 29 percent organically. On a GAAP basis, the company reported a net loss of $0.03 per diluted share in the third quarter, down 103 percent versus third quarter 2022. Adjusted earnings were $0.44 per diluted share, a decrease of 64 percent versus third quarter 2022.

Page 2 / FMC Corporation announces third quarter results and confirms full-year outlook

Third Quarter Adjusted EPS versus Prior-Year Quarter	-79 cents
Adjusted EBITDA	-59 cents
Interest Expense	-15 cents
Depreciation & Amortization	-3 cents
Minority Interest	-2 cents
Taxes	-1 cent
Share Count	+1 cent

“Our results were significantly below the prior year driven by volume headwinds from a continuation of channel destocking behavior that began in the prior quarter. Destocking was much worse than anticipated in Brazil. Despite this, on-the-ground application remains steady as growers continue to protect their crops,” said Mark Douglas, FMC president and chief executive officer. “Branded diamides and our new products outperformed the overall portfolio, which illustrates robustness for differentiated and higher value products even in challenging environments.”
Revenue in the quarter was driven by a 26 percent decline in volume. Price increases in North America, EMEA and Asia were more than offset by price decreases in Latin America. FX impacts were neutral to revenue. While overall sales were down 29 percent, sales of products launched in the last five years were up 4 percent year-over-year, with growth in all regions.
Sales in all regions declined versus the prior-year period as partners, the distribution channel and growers continued to reduce inventory levels. In North America, revenue was down 34 percent year-over-year (down 34 percent organically). EMEA revenue declined 1 percent (down 4 percent organically) compared to third quarter 2022, as higher pricing and FX tailwinds mostly offset lower volumes. Sales in Asia declined 28 percent (down 23 percent organically) as continued destocking across the region negatively impacted volumes. The region reported 16 percent growth in products launched in the last five years. In Latin America, revenue was down 33 percent (down 36 percent organically) year-over-year driven mainly by lower volumes primarily due to severe destocking in Brazil and, to a lesser extent, drought conditions in Argentina. Globally, Plant Health revenue was down 20 percent (down 17 percent organically) versus prior year driven by similar, but less severe channel destocking dynamics.

Page 3 / FMC Corporation announces third quarter results and confirms full-year outlook

FMC Revenue	Q3 2023
Total Revenue Change (GAAP)	(29%)
Less FX Impact	0%
Organic[1] Revenue Change (Non-GAAP)	(29%)
Third quarter adjusted EBITDA was $175 million, a decrease of 33 percent from the prior-year period as lower sales more than offset favorable costs, mostly from inputs. Operating expenses were slightly favorable to prior year due to increased cost discipline.
Full-Year 2023 Outlook2
Consistent with the company’s release on October 23, FMC is forecasting full-year 2023 revenue to be in the range of $4.48 billion to $4.72 billion, reflecting a 21 percent decline at the midpoint versus 2022. Full-year adjusted EBITDA is expected to be in the range of $0.97 billion to $1.03 billion, representing 29 percent decline year-over-year at the midpoint. The forecast for the 2023 adjusted earnings range is lowered to $3.57 to $4.13 per diluted share, representing a year-over-year decrease of 48 percent at the midpoint. The company is lowering full-year free cash flow guidance to a range of negative $860 million to negative $640 million due to the reduction in expected second half EBITDA and the impacts to working capital from higher inventory and lower payables.
Fourth Quarter Outlook2
Fourth quarter revenue is expected to be in the range of $1.14 billion to $1.38 billion, a 22 percent decrease at the midpoint compared to fourth quarter 2022. Adjusted EBITDA is forecasted to be in the range of $246 million to $306 million, representing a 36 percent decrease at the midpoint versus fourth quarter 2022. FMC now expects adjusted earnings per diluted share to be in the range of $0.89 to $1.38 in the fourth quarter, which represents a decline of 52 percent at the midpoint versus fourth quarter 2022.
“The global crop protection market remains challenged with severe destocking across the channel impacting volume growth this year. In this environment, we are implementing a company-wide restructuring program to right-size our cost base. At the same time, we are continuing to invest in the development and launch of new products, which are growing and driving market share gains,” said Douglas.

Page 4 / FMC Corporation announces third quarter results and confirms full-year outlook

	Full Year 2023 Outlook[2]	Q4 2023 Outlook [2]
Revenue	$4.48 to $4.72 billion	$1.14 to $1.38 billion
Growth at midpoint vs. 2022*	-21%	-22%
Adjusted EBITDA	$0.97 to $1.03 billion	$246 to $306 million
Growth at midpoint vs. 2022*	-29%	-36%
Adjusted EPS^	$3.57 to $4.13	$0.89 to $1.38
Growth at midpoint vs. 2022*	-48%	-52%

^Adjusted EPS estimates assume 125.7 million diluted shares for Q4 and full year.
*Percentages are calculated using whole numbers. Minor differences may exist due to rounding.
Supplemental Information
The company will post supplemental information on the web at https://investors.fmc.com, including its webcast slides for tomorrow’s earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the most directly comparable GAAP term.
About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers, crop advisers and turf and pest management professionals to address their toughest challenges economically while protecting the environment. With approximately 6,600 employees at more than 100 sites worldwide, FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn®.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in presentations,reports or letters to FMC stockholders.

Page 5 / FMC Corporation announces third quarter results and confirms full-year outlook

In some cases, FMC has identified these forward-looking statements by such words or phrases as "outlook", "will likely result," "is confident that," "expect," "expects," "should," "could," "may," "will continue to," "believe," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "potential," "intends" or similar expressions identifying "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words or phrases. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These statements are qualified by reference to the risk factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022 (the "2022 Form 10-K"), the section captioned "Forward-Looking Information" in Part II of the 2022 Form 10-K and to similar risk factors and cautionary statements in all other reports and forms filed with the Securities and Exchange Commission ("SEC"). Moreover, investors are cautioned to interpret many of these factors as being impacted as a result of the residual adverse impacts of COVID and governmental, business, and societal responses to COVID. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement.
We specifically decline to undertake any obligation, and specifically disclaims any duty, to publicly update or revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com/investors. Such terms include adjusted EBITDA, adjusted earnings, free cash flow and organic revenue growth. In addition, we have also provided on our website reconciliations of non-GAAP terms to the most directly comparable GAAP term.
1.Organic revenue growth (non-GAAP) excludes the impact of foreign currency changes.
2.Although we provide forecasts for adjusted earnings per share, adjusted EBITDA and free cash flow (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.
###

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$981.9	$1,377.2	$3,340.7	$4,180.3
Costs of sales and services	600.7	899.7	1,945.4	2,539.1
Gross margin	$381.2	$477.5	$1,395.3	$1,641.2
Selling, general and administrative expenses	171.3	179.4	562.8	562.7
Research and development expenses	80.9	78.5	247.0	229.8
Restructuring and other charges (income)	28.2	9.0	48.0	98.9
Total costs and expenses	$881.1	$1,166.6	$2,803.2	$3,430.5
Income from continuing operations before non-operating pension and postretirement charges (income), interest expense, net and income taxes	$100.8	$210.6	$537.5	$749.8
Non-operating pension and postretirement charges (income)	4.2	(1.7)	13.4	6.5
Interest expense, net	64.6	41.8	180.5	107.0
Income (loss) from continuing operations before income taxes	$32.0	$170.5	$343.6	$636.3
Provision (benefit) for income taxes	27.4	36.0	77.7	133.0
Income (loss) from continuing operations	$4.6	$134.5	$265.9	$503.3
Discontinued operations, net of income taxes	(8.3)	(16.2)	(41.3)	(42.2)
Net income (loss)	$(3.7)	$118.3	$224.6	$461.1
Less: Net income (loss) attributable to noncontrolling interests	(0.2)	(2.7)	1.6	(1.5)
Net income (loss) attributable to FMC stockholders	$(3.5)	$121.0	$223.0	$462.6
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations	$4.8	$137.2	$264.3	$504.8
Discontinued operations, net of tax	(8.3)	(16.2)	(41.3)	(42.2)
Net income (loss)	$(3.5)	$121.0	$223.0	$462.6
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.04	$1.09	$2.11	$3.99
Discontinued operations	(0.07)	(0.13)	(0.33)	(0.33)
Basic earnings per common share	$(0.03)	$0.96	$1.78	$3.66
Average number of shares outstanding used in basic earnings per share computations	124.9	126.2	125.1	126.2
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.04	$1.08	$2.10	$3.98
Discontinued operations	(0.07)	(0.13)	(0.33)	(0.33)
Diluted earnings per common share	$(0.03)	$0.95	$1.77	$3.65
Average number of shares outstanding used in diluted earnings per share computations	125.3	126.9	125.7	126.9

Other Data:
Capital additions and other investing activities	$35.5	$37.9	$116.6	$102.7
Depreciation and amortization expense	45.6	41.4	138.4	126.6

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss) attributable to FMC stockholders (GAAP)	$(3.5)	$121.0	$223.0	$462.6
Corporate special charges (income):
Restructuring and other charges (income) (a)	28.2	9.0	48.0	98.9
Non-operating pension and postretirement charges (income) (b)	4.2	(1.7)	13.4	6.5
Income tax expense (benefit) on Corporate special charges (income) (c)	(4.2)	(1.0)	(8.5)	(2.8)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income)	0.4	—	(1.6)	—
Discontinued operations attributable to FMC stockholders, net of income taxes (d)	8.3	16.2	41.3	42.2
Tax adjustment (e)	22.0	12.1	25.5	32.0
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$55.4	$155.6	$341.1	$639.4

Diluted earnings per common share (GAAP)	$(0.03)	$0.95	$1.77	$3.65
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.22	0.07	0.39	0.78
Non-operating pension and postretirement charges (income)	0.03	(0.01)	0.11	0.05
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.03)	(0.01)	(0.07)	(0.02)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income) per diluted share	—	—	(0.02)	—
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	0.07	0.13	0.33	0.33
Tax adjustments per diluted share	0.18	0.10	0.20	0.25
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.44	$1.23	$2.71	$5.04

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	125.3	126.9	125.7	126.9
____________________
(1)Referred to as Adjusted earnings. The Company believes that Adjusted earnings, a Non-GAAP financial measure, and its presentation on a per share basis provides useful information about the Company’s operating results to management, investors, and securities analysts. Adjusted earnings excludes the effects of corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying business from period to period.
(a)Three Months Ended September 30, 2023:
Restructuring and other charges (income) includes $2.5 million of employee separation and $0.4 million of other exit costs incurred as part of various restructuring initiatives. Other charges (income) of $25.3 million is comprised of $11.9 million in charges resulting from the third quarter acquisition of in-process research and development assets that do not meet the criteria for capitalization. Additionally, we incurred $4.9 million in losses related to the devaluation of the Argentine peso driven by government actions, $4.5 million of charges associated with our environmental sites, and $4.0 million of other miscellaneous charges.

Three Months Ended September 30, 2022:
Restructuring and other charges (income) includes charges relating to environmental sites of $3.4 million, as well as severance and other restructuring-related charges of $2.0 million from various restructuring programs and other charges of $3.6 million.
Nine Months Ended September 30, 2023:
Restructuring and other charges (income) includes $6.8 million of employee separation costs as well as $1.9 million of asset impairment and other charges related to various global restructuring initiatives. These restructuring charges were offset by a $5.8 million gain recognized on the disposition of land related to a previously closed manufacturing facility. Other charges (income) of $45.1 million, is comprised of $11.9 million in charges resulting from the third quarter acquisition of in-process research and development assets that do not meet the criteria for capitalization. We recognized a $6.9 million remeasurement charge triggered during the period as a result of the significant currency depreciation of the Pakistani Rupee. On January 25, 2023, the Pakistani Rupee experienced its largest single day drop against the US dollar in over two decades following the removal of the USD-PKR exchange cap in place on the country's currency. Additionally, we incurred $4.9 million in losses related to the devaluation of the Argentine peso driven by government actions during the period, $14.3 million of charges associated with our environmental sites, and $7.1 million of other miscellaneous charges.
Nine Months Ended September 30, 2022:
Restructuring and other charges (income) is primarily comprised of $76.1 million in exit charges related to our decision to cease operations and business in Russia. Restructuring and other charges (income) also includes charges relating to environmental sites of $1.0 million, as well as severance and other restructuring-related charges of $16.6 million from various restructuring programs and other charges of $5.2 million.
(b)Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c)The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(d)Discontinued operations includes provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations and retained liabilities.
(e)We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to continuing operating results in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in Millions)	2023	2022	2023	2022
Non-GAAP tax adjustments
Foreign currency remeasurement and other discrete items	$22.0	$12.1	$25.5	$32.0
Total Non-GAAP tax adjustments	$22.0	$12.1	$25.5	$32.0

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss) (GAAP)	$(3.7)	$118.3	$224.6	$461.1
Restructuring and other charges (income)	28.2	9.0	48.0	98.9
Non-operating pension and postretirement charges (income)	4.2	(1.7)	13.4	6.5
Discontinued operations, net of income taxes	8.3	16.2	41.3	42.2
Interest expense, net	64.6	41.8	180.5	107.0
Depreciation and amortization	45.6	41.4	138.4	126.6
Provision (benefit) for income taxes	27.4	36.0	77.7	133.0
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$174.6	$261.0	$723.9	$975.3
___________________
(1) Referred to as Adjusted EBITDA. Defined as operating profit excluding corporate special charges (income) and depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS (GAAP) TO FREE CASH FLOW (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash provided (required) by operating activities of continuing operations (GAAP) (1)	$101.6	$417.6	$(618.2)	$15.7
Transaction and integration costs	—	—	—	0.5
Adjusted cash from operations(2)	$101.6	$417.6	$(618.2)	$16.2

Capital expenditures	(33.0)	(34.7)	(108.8)	(108.4)
Other investing activities	(2.5)	(3.2)	(7.8)	5.7
Capital additions and other investing activities	$(35.5)	$(37.9)	$(116.6)	$(102.7)

Cash provided (required) by operating activities of discontinued operations	(34.1)	(20.2)	(61.0)	(51.8)
Transaction and integration costs	—	—	—	(0.5)
Proceeds from Land Disposition	—	—	5.8	—
Legacy and transformation	$(34.1)	$(20.2)	$(55.2)	$(52.3)

Free cash flow (Non-GAAP)(3)	$32.0	$359.5	$(790.0)	$(138.8)
___________________
(1)The cash provided (required) by operating activities for the three months ended September 30, 2023 and 2022 is the calculation of the nine months ended September 30, 2023 and 2022 less the previously reported six months ended June 30, 2023 and 2022, respectively.
(2)Adjusted cash from operations is defined as cash provided (required) by operating activities of continuing operations excluding the effects of transaction-related cash flows.
(3)Free cash flow is defined as Adjusted cash from operations reduced by spending for capital additions and other investing activities as well as legacy and transformation spending. We believe that this Non-GAAP financial measure provides a useful basis for investors and securities analysts about the cash generated by routine business operations, including capital expenditures, in addition to assessing our ability to repay debt, fund acquisitions and return capital to shareholders through share repurchases and dividends. Our use of free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under U.S. GAAP.

RECONCILIATION OF REVENUE CHANGE (GAAP) TO
ORGANIC REVENUE CHANGE (NON-GAAP) (1)
(Unaudited)

	Three Months Ended September 30, 2023 vs. 2022	Nine Months Ended September 30, 2023 vs. 2022
Total Revenue Change (GAAP)	(29)%	(20)%
Less: Foreign Currency Impact	—%	(2)%
Organic Revenue Change (Non-GAAP)	(29)%	(18)%

___________________
(1) We believe organic revenue growth (non-GAAP) provides management and investors with useful supplemental information regarding our ongoing revenue performance and trends by presenting revenue growth excluding the impact of fluctuations in foreign exchange rates.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30, 2023	December 31, 2022
Cash and cash equivalents	$323.8	$572.0
Trade receivables, net of allowance of $36.7 in 2023 and $33.9 in 2022	2,564.5	2,871.4
Inventories	1,998.6	1,651.6
Prepaid and other current assets	435.4	343.6
Total current assets	$5,322.3	$5,438.6
Property, plant and equipment, net	872.5	849.6
Goodwill	1,584.7	1,589.3
Other intangibles, net	2,453.1	2,508.1
Deferred income taxes	209.3	210.7
Other long-term assets	514.5	575.0
Total assets	$10,956.4	$11,171.3
Short-term debt and current portion of long-term debt	$1,092.8	$540.8
Accounts payable, trade and other	662.5	1,252.2
Advanced payments from customers	1.7	680.5
Accrued and other liabilities	673.1	601.8
Accrued customer rebates	809.5	465.3
Guarantees of vendor financing	95.6	142.0
Accrued pensions and other postretirement benefits, current	3.5	2.3
Income taxes	107.8	114.7
Total current liabilities	$3,446.5	$3,799.6
Long-term debt, less current portion	$3,022.9	$2,733.2
Long-term liabilities	1,172.5	1,237.6
Equity	3,314.5	3,400.9
Total liabilities and equity	$10,956.4	$11,171.3

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2023	2022
Cash provided (required) by operating activities of continuing operations	$(618.2)	$15.7

Cash provided (required) by operating activities of discontinued operations	(61.0)	(51.8)

Cash provided (required) by investing activities of continuing operations	(126.8)	(294.2)

Cash provided (required) by financing activities of continuing operations	562.1	197.7

Effect of exchange rate changes on cash	(4.3)	(20.4)

Increase (decrease) in cash and cash equivalents	$(248.2)	$(153.0)

Cash and cash equivalents, beginning of period	$572.0	$516.8

Cash and cash equivalents, end of period	$323.8	$363.8